Exhibit (j)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of each of the funds indicated in the table below (each a series of Alpha Architect ETF Trust, the “Trust” and collectively, the “Funds”) of our report dated November 30, 2020 relating to our audits of the statements of assets and liabilities, including the schedule of investments as of September 30, 2020, the related statements of operations, changes in net assets and financial highlights for each of the periods indicated in the table below, and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

Fund	Statements of operations, changes in net assets, and financial highlights
Merlyn.AI Bull-Rider Bear-Fighter ETF	Period from October 17, 2019 to September 30, 2020
Merlyn.AI Tactical Growth and Income ETF	Period from February 25, 2020 to September 30, 2020

Denver, Colorado

January 27, 2021